Exhibit 10.7
Christian Oversohl
CHANGE IN CONTROL SEVERANCE AGREEMENT
          THIS AGREEMENT, dated as of April 26, 2010, is made by and among Sapient Corporation, a Delaware, U.S.A. corporation (the “Parent”); Sapient GmbH , a limited liability company established under German law and a wholly owned subsidiary of the Parent (the “Subsidiary”); and Dr. Christian Oversohl (the “Executive”).
          WHEREAS, the Parent considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel of the Parent, the Subsidiary and the Parent’s other Affiliates (collectively, the “Company”); and
          WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and the Parent’s stockholders; and
          WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of senior members of management of the Company, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and
          WHEREAS, the Executive is the Managing Director of the Subsidiary pursuant to the Managing Director Agreement; and
          WHEREAS, the parties hereto intend that the terms of this Agreement shall supersede the terms of the Managing Director Agreement in certain situations, as set forth in Section 11 hereof.

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          WHEREAS, the Board is not aware of a Change in Control or Potential Change in Control situation with regard to the Parent at the time this Agreement is signed;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parent, the Subsidiary and the Executive hereby agree as follows:
     1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
     2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2012; provided, however, that, commencing on January 1, 2012 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.
     3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Subsidiary and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Parent and the Subsidiary (together, the “Company Parties”) agree, jointly and severally, under the conditions described herein, that the Company Parties shall pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Subsidiary following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment with the Parent, the Subsidiary or any other Affiliate

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included in the Company (collectively, the “Company Entities”) and, except as otherwise agreed pursuant to the Managing Director Agreement , the Executive shall not have any right to be retained in the employ of any Company Entity.
     4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Subsidiary until the earliest of (i) the last day of the Potential Change in Control Period, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Subsidiary of the Executive’s employment for any reason. If the Executive’s employment with the Subsidiary is for a fixed-term and the fixed-term expires during the Potential Change in Control Period, the Executive hereby agrees, if so requested by the Company Parties, to extend his employment upon the same terms and conditions previously agreed with the Subsidiary at least until the earliest of the events described in clauses (i) through (iv) above.
     5. Compensation Other Than Severance Payments.
          5.1 Incapacity. Notwithstanding the provisions of § 8 (1) of the Managing Director Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company following a Change in Control and during the Term, as a result of incapacity due to physical or mental illness, the Subsidiary shall pay to the Executive, until the Executive’s employment is terminated by the Subsidiary for Disability: (a) for the first six (6) weeks of such period, the Executive’s full salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits payable to the Executive under the terms of the Managing Director Agreement; and (b) beginning six weeks following the commencement of the Executive’s incapacity, the amount equal to the difference between the benefits received by the Executive from his health insurance and the net payment resulting from the Executive’s full salary and other aforementioned compensation and benefits.

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          5.2 Continuation of Compensation and Benefits. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Subsidiary shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all other compensation and benefits payable to the Executive through the Date of Termination under the terms of the Managing Director Agreement as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
          5.3 Post-Termination Compensation and Benefits. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Subsidiary shall pay to the Executive the Executive’s normal post-termination compensation and benefits (including any payments made in connection with either enforcing or waiving the post-contractual non-compete or non-solicitation covenant under the Managing Director Agreement (the “Non-Compete Covenant”) pursuant to Section 13 thereof), the compensation agreed in § 13 thereof), as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Managing Director Agreement as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason. The severance payments described in Section 6.1, if any, shall be reduced by any compensation paid to the Executive in connection with the Subsidiary’s enforcement or waiver of the Non-Compete Covenant.
          5.4 Notwithstanding the terms of the Managing Director Agreement, the Executive agrees that, following a Change in Control and during the Term, he shall forego any severance payments to which he would otherwise be

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entitled under the Managing Director Agreement (including, without limitation, the severance payment set forth in § 2 thereof) in consideration for the right to receive, under the circumstances described in this Agreement, compensation pursuant to this Section 5 and the Severance Payments pursuant to Section 6 below.
     6. Severance Payments.
          6.1 Severance Payments Obligation. If the Executive’s employment: (i) is terminated following a Change in Control and during the Term, other than (a) by the Subsidiary for Cause, (b) by reason of death or Disability or (c) by the Executive without Good Reason, or (ii) is for a fixed-term that expires following a Change in Control and during the Term, and the Subsidiary does not renew the Executive’s employment for a period continuing at least until the second anniversary of the occurrence of the Change in Control (unless the Subsidiary would have been entitled to terminate the Executive’s employment for Cause had the fixed-term not expired), then the Company Parties, jointly and severally, agree to pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Subsidiary without Cause or by the Executive with Good Reason, if: (1) the Executive’s employment is terminated by the Subsidiary without Cause prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and such termination was at the request or direction of a Person who has entered into an agreement with the Parent, the consummation of which would constitute a Change in Control, (2) the Executive terminates his employment for Good Reason prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, (3) the Executive’s employment is terminated by the

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Subsidiary without Cause or by the Executive for Good Reason and such termination, or the circumstance or event which constitutes Good Reason, is otherwise in connection with or in anticipation of a Change in Control (but only if such Change in Control occurs no later than six (6) months following the Executive’s termination of employment), or (4) the Executive’s employment is for a fixed-term that expires and the Subsidiary, either at the request or direction of such Person or otherwise in connection with or in anticipation of a Change in Control, (A) does not renew the Executive’s employment for an additional term ending not less than six (6) months plus one (1) day after such expiration (unless the Subsidiary would have been entitled to terminate the Executive’s employment for Cause had the fixed-term not expired) and (B) a Change in Control occurs no later than six (6) months following such expiration date,
               (A) Lump Sum Salary-Based Payment. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefits otherwise payable to the Executive (including, without limitation, any such salary payments and severance benefits payable pursuant to the Managing Director Agreement), the Company Parties shall pay to the Executive a lump sum severance payment, in cash, equal to one and one-half (1-1/2) times the sum of (i) the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason.
               (B) Insurance Benefits Continuation. For the eighteen (18)- month period immediately following the Date of Termination, the Company Parties shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and

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his dependents immediately prior to the Date of Termination (if any) or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the eighteen (18)-month period following the Executive’s termination of employment by a third party, including the Executive’s new employer or a governmental entity (and any such benefits received by or made available to the Executive shall be reported to the Company Parties by the Executive); provided, however, that the Company Parties shall reimburse the Executive for the excess, if any, of the after-tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.
               (C) Accelerated Vesting of Equity Awards. Notwithstanding any provision of any equity award plan or agreement to the contrary, (i) each outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other long-term equity incentive award granted by the Parent and held by the Executive shall vest (whether the vesting criteria are time-based, performance-based or otherwise) and become non-forfeitable on the Date of Termination and (ii) each outstanding stock option and stock appreciation right so vested shall remain exercisable for eighteen (18) months following the Date of Termination (but in no event beyond the date such stock option or stock appreciation right would have expired had the Executive remained employed with the Subsidiary).

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               (D) Lump Sum Incentive Payment. Notwithstanding any provision of any annual or long term incentive plan to the contrary, the Company Parties shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.
               (E) Post-Retirement Insurance Benefits. If the Executive would have become entitled to benefits under any Subsidiary post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of eighteen (18) months after the Date of Termination, the Subsidiary shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

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               (F) Outplacement Services. The Company Parties shall provide the Executive with outplacement services suitable to the Executive’s position for a period of two years or, if earlier, until the first acceptance by the Executive of an offer of employment.
          6.2 Payments Calculation Notice. At the time that payments are made under this Agreement, the Company Parties shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company Parties have received from their tax counsel, auditors or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).
          6.3 Timing of Payments. The payments provided in subsections (A), (C) and (D) of Section 6.1 hereof shall be made not later than the fifth day following the Date of Termination.
          6.4 Legal Fees and Expenses. The Company Parties also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company Parties reasonably may require; provided that in no event will payment be made for requests that are submitted later than December 15th of the year following the year in which the expense is incurred.
     7. Termination Procedures and Compensation During Dispute.
          7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one

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party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (acting in its capacity as the governing body of the Subsidiary’s sole shareholder) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
          7.2 Date of Termination; Offset of Managing Director Agreement Payments. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is for a fixed-term, the last day of the fixed-term, or (ii) if the Executive’s employment is for other than a fixed-term, the date specified in the Notice of Termination (which shall not be less than the notice period agreed in the Managing Director Agreement), unless the Company has terminated the employment without notice in accordance with § 626 of the German Civil Code (“Bürgerliches Gesetzbuch”). Any payments made to the Executive by the Subsidiary during the period between the Executive’s receipt of the Notice of Termination and the last day of the fixed term or the last day of the notice period agreed in the Managing Director Agreement (as applicable) shall be offset against any compensation and Severance Payments to which the Executive may be entitled pursuant to Section 5 or Section 6 of this Agreement.

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     8. No Mitigation. The Company agrees that, if the Executive’s employment with the Subsidiary terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company Parties pursuant to Section 6 hereof. Further, except as specifically provided in Sections 5.3, 6.1(B) and 7.2 hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company Parties, or otherwise.
     9. Successors; Binding Agreement.
          9.1 Company Successor Obligations. In addition to any obligations imposed by law upon any successor to either Company Party, the Company Parties will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company Parties to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company Parties would be required to perform it if no such succession had taken place.
          9.2 Executive Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given on the earliest of the following dates: (A) when actually delivered or received, (B) if given within the same country, when mailed by

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registered or certified mail, postage prepaid, or (C) if given outside the country, when sent by internationally recognized air courier priority service. In each case, such notices and communications shall be addressed: (I) if to the Executive, to the most current address set forth in the personnel records of the Company; (II) if to the Subsidiary, to the designated address set forth below (with a copy thereof to the Parent), (III) if to the Parent, to the designated address set forth below; or, in each case, to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Subsidiary:
Sapient GmbH
Kellerstraße 27
81667 München
Deutschland
Attention: Associate General Counsel
To the Parent:
Sapient Corporation
131 Dartmouth Street
Boston, Massachusetts 02116
U.S.A.
Attention: General Counsel
          11. Miscellaneous.
     (A) Effect of Agreement. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this

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Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Subsidiary (including the Managing Director Agreement) only in the event that the Executive’s employment with the Subsidiary (i) is terminated on or following a Change in Control and during the Term, by the Company other than for Cause or by the Executive for Good Reason or (ii) is for a fixed-term that expires on or following a Change in Control and during the Term, and the Subsidiary does not renew the Executive’s employment for a period continuing at least until the second anniversary of the occurrence of the Change in Control (unless the Subsidiary would have been entitled to terminate the Executive’s employment for Cause had the fixed-term not expired). In addition to the foregoing, the parties agree that: (a) this Agreement shall supersede the terms of the Managing Director Agreement during the period commencing on the date on which a Change in Control occurs and ending on the last day of the Term of this Agreement; (b) until such time as the Term of this Agreement expires because the Company has given the Executive notice pursuant to Section 2 hereof, the Managing Director Agreement is hereby amended by adding a new Section 17 thereto, captioned “Effect of Change in Control Severance Agreement,” the text of which reads, “To the extent this Agreement and the Change in Control Severance Agreement dated as of April 26, 2010 among Sapient Corporation, the Company and the Managing Director (the “CIC Agreement”) contain inconsistent provisions, the provisions of the CIC Agreement shall supersede the provisions of this Agreement; however, the remainder of this Agreement shall remain unaffected thereby” and (c) upon such Term expiration described in clause (b) above, the Managing Director Agreement amendments described therein shall become null and void.
     (B) Other. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company Parties to sign on their respective behalves. No waiver by either the Executive, on the one hand, or the Company Parties, on the other, at any time of any

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breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party (or parties), shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Federal Republic of Germany. All references to sections of statutory laws shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Parent, the Subsidiary and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.
     12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; and such invalid or unenforceable provision shall be reformed and construed so as to be valid and enforceable to the fullest extent compatible with then existing applicable law.
     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board (acting in its capacity as the governing body of the Subsidiary’s sole shareholder ) and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the

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Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Company’s shareholders hereunder shall be subject to a de novo review by the arbitrator in accordance with the process described in Appendix A to this Agreement.
     15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
               (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
               (B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
               (C) “Board” shall mean the Board of Directors of Sapient Corporation.
               (D) “Cause” for termination by the Subsidiary of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Subsidiary (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, acting in its capacity as the governing body of the Subsidiary’s sole shareholder, which demand specifically identifies the manner in which the Company’s shareholder believes that the Executive has not substantially performed the Executive’s duties or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or any Company Entity, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act,

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was in the best interest of the Company. For the avoidance of doubt, “Cause” pursuant to this Section 15 shall not have the same meaning as “good cause” for a termination of the Managing Director Agreement pursuant to § 626 of the German Civil Code (“Bürgerliches Gesetzbuch”).
               (E) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
               (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates) representing forty percent (40%) or more of the combined voting power of the Parent’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Parent or the entity surviving such merger or consolidation (b) if there is no such parent, of the Parent or such surviving entity;
               (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Parent) whose appointment or election by the Board or nomination for election by the Parent’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either

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were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
               (III) there is consummated a merger or consolidation of the Parent any direct or indirect subsidiary of the Parent with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Parent or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Parent or such surviving entity; or
               (IV) the stockholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or there is consummated an agreement for the sale or disposition by the Parent of all or substantially all of the Parent’s assets, other than a sale or disposition by the Parent of all or substantially all of the Parent’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Parent or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Parent or such entity.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions.
               (F) “Company” shall mean, collectively, the Parent, the Subsidiary and all other Affiliates of the Parent and shall include any successor to

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the Company’s business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
               (G) “Company Entity” shall mean any of the Parent, the Subsidiary or other Affiliates of the Parent and shall include any successor to the Company Entity’s business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
               (H) “Company Parties” shall mean, collectively, the Parent and the Subsidiary and shall include any successor to the Company Parties’ business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
               (I) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.
               (J) “Disability” shall be deemed the reason for the termination by the Subsidiary of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Subsidiary for a period of six (6) consecutive months, the Subsidiary shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
               (K) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
               (L) “Executive” shall mean the individual named in the first paragraph of this Agreement.
               (M) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses

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(ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company Parties, or failures by the Company Parties to act:
               (I) the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior executive officer of the Parent or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that the Parent may no longer be a public company);
               (II) a material reduction by the Subsidiary in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time (except for across-the-board salary reductions similarly affecting all senior executives of the Parent and all senior executives of any Person in control of the Parent);
               (III) the relocation of the Executive’s principal place of employment (i) to a location more than fifty-five (55) kilometers from the Executive’s principal place of employment immediately prior to the Change in Control, or (ii) such that, following the relocation, the commute between the Executive’s principal residence and principal place of employment is more than fifty-five (55) kilometers greater than the Executive’s commute immediately prior to the Change in Control; or,
               (IV) the Subsidiary requiring the Executive (i) to be based anywhere other than the Executive’s principal place of employment immediately prior to the Change in Control (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligation or (ii) requiring the Executive to spend a substantially greater percentage of the Executive’s working time at such principal place of

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employment than that required as of immediately prior to the Change in Control;
               (V) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
               (VI) the failure by the Company to continue in effect any material compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s equity-based long term incentive plans and annual incentive plans, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
               (VII) the failure by the Subsidiary to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Subsidiary’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for immaterial changes or across the board changes similarly affecting all senior executives of the Parent and all senior executives of any Person in control of the Parent), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the

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Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control; or
               (VIII) the failure of the Parent to obtain the assumption of this Agreement as described in Section 9.1, prior to the effectiveness of any such succession.
          The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided that the Executive provides the Company Parties with a written Notice of Termination within ninety (90) days following the occurrence of the event constituting Good Reason and the Company does not cure the event constituting Good Reason within 30 days after a Notice of Termination is delivered by the Executive to the Company Parties. For the avoidance of doubt, “Good Reason” pursuant to this Section 15 shall not have the same meaning as “good cause” for a termination of the Managing Director Agreement pursuant to § 626 of the German Civil Code (“Bürgerliches Gesetzbuch”). The existence of Good Reason shall not constitute cause for terminating or withdrawing from the Non-Compete Covenant; and, unless waived by the Subsidiary or otherwise mutually agreed between the Subsidiary and the Executive pursuant to Section 13 of the Managing Director Agreement, the Non-Compete Covenant shall be enforceable upon the Executive’s termination of his employment for Good Reason.
               (N) “Managing Director Agreement” means the contract of employment in place between the Subsidiary and the Executive dated March 15, 2008, as amended from time to time, and any agreement made between the Subsidiary and the Executive that amends, replaces or supersedes such contract in part or in full.
               (O) “Non-Compete Covenant” shall have the meaning set forth in Section 5.3 hereof.

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               (P) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.
               (Q) “Parent” shall mean Sapient Corporation and (except in determining under Section 15 hereof whether or not any Change in Control of the Parent has occurred) shall include any successor to its business and/or assets which assumes and agrees to permform this Agreement by operation of law, or otherwise.
               (R) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Parent or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent.
               (S) “Potential Change in Control Period” shall mean the period commencing on the occurrence of a Potential Change in Control and ending upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 15(T)(I), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 15(T)(II), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to Section 15(T)(III) or (IV), upon the one (1)-year anniversary of the occurrence of such Potential Change in Control (or such earlier date as may be determined by the Board).
               (T) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

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               (I) The Parent enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
               (II) The Parent or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
               (III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Parent representing 15% or more of either the then outstanding shares of common stock of the Parent or the combined voting power of the Parent’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates); or
               (IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
               (U) “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated and the Executive retires from work after the Date of Termination.
               (V) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
               (W) “Subsidiary” shall mean Sapient GmbH, a limited liability company established under German law and a wholly owned subsidiary of the Parent, and shall include any legal successor thereto.
               (X) “Term” shall mean the period of time described in Section 2 hereof.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAPIENT CORPORATION
By:	/s/ Alan J. Herrick
Alan J. Herrick, President &
Chief Executive Officer

SAPIENT GmbH Represented by its sole shareholder SAPIENT Corporation
Represented by:	/s/ Alan J. Herrick
Alan J. Herrick, President
& Chief Executive Officer of Sapient Corporation

EXECUTIVE:
/s/ Dr. Christian Oversohl
Dr. Christian Oversohl

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Appendix A
ARBITRATION AGREEMENT
     1. Arbitration. All disputes arising in connection with the Change in Control Severance Agreement dated as of April 26, 2010, among Sapient Corporation, Sapient GmbH and Dr. Christian Oversohl or its validity shall be finally settled in accordance with the Arbitration Rules of the Chamber of Industry and Commerce Frankfurt am Main (IHK Frankfurt am Main) without recourse to the ordinary courts of law.
     2. Place of Arbitration. The place of arbitration is Frankfurt am Main.
     3. Applicable Laws. The substantive law of the Federal Republic of Germany shall be applicable to the dispute.
     4. Language. The language of the arbitral proceedings is English.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAPIENT CORPORATION
By:	/s/ Alan J. Herrick
Alan J. Herrick, President &
Chief Executive Officer

SAPIENT GmbH Represented by its sole shareholder SAPIENT Corporation
Represented by:	/s/ Alan J. Herrick
Alan J. Herrick, President
& Chief Executive Officer of Sapient Corporation

EXECUTIVE:
/s/ Dr. Christian Oversohl
Dr. Christian Oversohl

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